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                                  EXHIBIT 6(b)
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                                                                EXHIBIT 6(B)




                                DEALER AGREEMENT
                          Sentry Equity Services, Inc.

                             1800 North Point Drive
                         Stevens Point, Wisconsin 54481

     As Underwriter of the capital stock of the Sentry Fund, Inc. (the "Fund"), as that term is defined in Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., we understand that you are a member of such Association and, on the basis of such understanding, invite you to become a member of the group of securities dealers (the "Selling Group") authorized to solicit subscription for shares of the Fund on the following terms:

     1. You and we agree to abide by rules, regulations and procedures that are now or may become applicable to transactions hereunder, including Article III,
Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

     2. Subscriptions for shares received from you and accepted by the Fund will be at the net asset value price, established in accordance with the then effective prospectus of the Fund. The procedure relating to the handling of subscriptions shall be subject to instructions which we shall forward from time to time to all members of the Selling Group. All subscriptions are subject to acceptance by the applicable Fund at its Stevens Point, Wisconsin, office, and each reserves the rights, in its sole discretion, to reject any subscription.

     3. Members of the Selling Group will be allowed concessions equal to 1% of the applicable purchase amount. Concessions will be paid monthly to the members of the Selling Group by Sentry Equity Services. The member will be responsible for any subsequent commission payable to its registered representatives.

     4. As a member of the Selling Group, you agree not to purchase shares of the Fund from any person and will make arrangements to solicit subscriptions for shares of the Fund only through us, the Fund's agent. You will solicit subscriptions only from persons other than securities dealers or brokers and will only enter subscriptions for yourself as a bona fide investment.

     5. You agree that you will promptly forward all customer's subscriptions to us. The Fund will not accept conditional subscriptions.

     6. You agree that the price applicable to subscriptions for shares will be the net asset value price next determined after receipt of properly submitted subscription applications or subsequent purchases at the Fund's office in Stevens Point, Wisconsin.

     7. Payments for shares purchased in the Fund must be made in accordance with the provisions of the applicable Fund's prospectus and as contemplated by the subscription applications submitted. Delivery of shares will be made by credit to shareholder accounts, or delivery of certificates if such are requested in writing.

     8. If any shares subscribed for under the terms of this agreement are tendered for redemption under the terms of the Fund's Articles of Incorporation within seven business days after the date of the Fund's confirmation to you of an original subscription therefor, you agree to pay forthwith to us the full amount of the concession, if any, allowed to you on the original sale and we agree to pay such amount to the Fund when received by us. We also agree to pay to the Fund the amount of our share of the sales commission, if any, on the original sale of such shares. We shall notify you of such repurchase or redemption within ten days of the date on which the redemption request was received in good order by the Fund.
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     9. All subscriptions are subject to acceptance by the applicable Fund.  The
Fund reserves the right, without notice to you, to suspend sales or withdraw the offering of shares entirely and to change the sales charge to investors. We reserve the right to change the concessions to the members of the Selling Group or to modify, cancel or assign this agreement, which shall be construed in accordance with the laws of the State of Wisconsin.

     10. No person is authorized to make any representations concerning the Fund or its shares except those contained in an effective prospectus and any such information as may be authorized by us for use as information supplemental to a prospectus. In soliciting subscriptions for shares, you shall rely on the representations contained in an effective prospectus and the supplemental information above mentioned.

     11. Additional copies of any prospectus and any printed information designated as supplemental to such prospectus will be supplied by us to members of the Selling Group in reasonable quantities upon request.

     12. In no transaction shall you have any authority whatever to act as agent of the Fund or of ours or of any other member of the Selling Group, and nothing in this agreement shall constitute either of us the agent of the other or shall constitute you or the Funds the agent of the other. In all transactions in shares of the Fund between us we are acting as agent for the Fund and you are acting as principal or as agent for an undisclosed principal, as the case may be.

     13. All communications to us shall be sent to Sentry Equity Services, Inc., 1800 North Point Drive, Stevens Point, Wisconsin 54481. Any notice to you shall be duly given if mailed or telegraphed to at your address as registered from time to time with the National Association of Securities Dealers, Inc.

Dated: ____________________________       SENTRY EQUITY SERVICES, INC.

                                          By: ________________________________
                                              John A. Stenger, Vice President

     The undersigned accepts your invitation to become a member of the Selling Group and agrees to abide by the foregoing terms and conditions.

____________________________________      TAX  I.D. __________________________
 (Dealer-please print or type name)

By: ________________________________

____________________________________
           (Street)

____________________________________
     (City, State, Zip Code)